Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Pinnacle Food Group Limited

We consent to the inclusion in this Amendment No.1 to Registration Statement on the Form F-1 (No.333-285363) of Pinnacle Food Group Limited and its subsidiaries (collectively the “Company”) of our report dated on August 23, 2024 (except for the restatements disclosed in Note 2 and Note 11 as to which the date is February 12, 2025) relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two- year period ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 18, 2025